Exhibit 99.1

Contact:	Mike Huston, President, CEO, and COO
(907) 261-8750
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $13.3 Million, or $2.38 Per Diluted Share, in First Quarter 2025

ANCHORAGE, Alaska - April 23, 2025 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the “Company”) today reported net income of $13.3 million, or $2.38 per diluted share, in the first quarter of 2025, compared to $10.9 million, or $1.95 per diluted share, in the fourth quarter of 2024, and $8.2 million, or $1.48 per diluted share, in the first quarter a year ago. The increase in first quarter 2025 profitability as compared to the first quarter a year ago was primarily the result of an increase in purchased receivable income, higher net interest income, increased mortgage banking income, and a benefit for the provision for credit losses, which were only partially offset by higher other operating expenses. Purchased receivable income increased primarily due to the Company’s acquisition of Sallyport Commercial Finance, LLC (“Sallyport or SCF”), which was completed on October 31, 2024. Sallyport and its direct and indirect subsidiaries provide services and products related to purchased receivable factoring and asset-based lending in the United States, Canada, and the United Kingdom.

Dividends per share in the first quarter of 2025 increased to $0.64 per share as compared to $0.62 per share in the fourth quarter of 2024 and $0.61 per share in the first quarter of 2024.

“Our record first quarter earnings are the result of Northrim’s focus on profitable, market share driven growth,” said Mike Huston, Northrim’s President and Chief Executive Officer. “Our strong financial performance is due to our history of investing in our people and banking infrastructure to consistently deliver ‘Superior Customer First Service’. We remain confident that our dedication to serving our customers and communities will support future growth.”

First Quarter 2025 Highlights:

•Net interest income in the first quarter of 2025 increased 1% to $31.3 million compared to $30.8 million in the fourth quarter of 2024 and increased 18% compared to $26.4 million in the first quarter of 2024.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.61% for the first quarter of 2025, up 14-basis points from the fourth quarter of 2024 and up 39-basis points from the first quarter a year ago.
•Return on average assets (“ROAA”) was 1.76% and return on average equity (“ROAE”) was 19.70% for the first quarter of 2025. ROAA was 1.19% and ROAE was 13.84% for the first quarter of 2024.
•Portfolio loans were $2.12 billion at March 31, 2025, down slightly from the preceding quarter and up 17% from a year ago. Portfolio loans in the first quarter of 2025 decreased from the preceding quarter primarily due to the reclassification of $100 million of consumer mortgages previously held as residential real estate loans to loans held for sale. The consumer mortgages are expected to be sold in the second quarter of 2025 to reduce the concentration of residential real estate loans and provide additional liquidity for future commercial and construction loan growth.
•Total deposits were $2.78 billion at March 31, 2025, up 4% from the preceding quarter, and up 14% from $2.43 billion a year ago. Non-interest bearing demand deposits increased 5% from the preceding quarter and increased 4% year-over-year to $742.6 million at March 31, 2025 and represent 27% of total deposits.

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•The average cost of interest-bearing deposits was 2.01% at March 31, 2025, down from 2.15% at December 31, 2024 and 2.13% at March 31, 2024.
•Mortgage loan originations were $121.6 million in the first quarter of 2025, down from $185.9 million in the fourth quarter of 2024 and up from $101.7 million in the first quarter a year ago. Mortgage loans funded for sale were $108.5 million in the first quarter of 2025, compared to $162.5 million in the fourth quarter of 2024 and $84.3 million in the first quarter of 2024.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Total assets	$3,140,960	$3,041,869	$2,963,392	$2,821,668	$2,759,560
Total portfolio loans	$2,124,330	$2,129,263	$2,007,565	$1,875,907	$1,811,135
Total deposits	$2,777,977	$2,680,189	$2,625,567	$2,463,806	$2,434,083
Total shareholders’ equity	$279,756	$267,116	$260,050	$247,200	$239,327
Net income	$13,324	$10,927	$8,825	$9,020	$8,199
Diluted earnings per share	$2.38	$1.95	$1.57	$1.62	$1.48
Return on average assets	1.76%	1.43%	1.22%	1.31%	1.19%
Return on average shareholders’ equity	19.70%	16.32%	13.69%	14.84%	13.84%
NIM	4.55%	4.41%	4.29%	4.24%	4.16%
NIMTE*	4.61%	4.47%	4.35%	4.30%	4.22%
Efficiency ratio	64.47%	66.96%	66.11%	68.78%	68.93%
Total shareholders’ equity/total assets	8.91%	8.78%	8.78%	8.76%	8.67%
Tangible common equity/tangible assets*	7.41%	7.23%	8.28%	8.24%	8.14%
Book value per share	$50.67	$48.41	$47.27	$44.93	$43.52
Tangible book value per share*	$41.47	$39.17	$44.36	$42.03	$40.61
Dividends per share	$0.64	$0.62	$0.62	$0.61	$0.61
Common stock outstanding	5,520,892	5,518,210	5,501,943	5,501,562	5,499,578

* References to NIMTE, tangible book value per share, and tangible common equity to tangible common assets, (both of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 13.)

The Alaska Department of Labor (“DOL”) has reported Alaska’s seasonally adjusted unemployment rate in February of 2025 was 4.7% compared to the U.S. rate of 4.1%. The total number of payroll jobs in Alaska, not including uniformed military, increased 1.6% or 5,200 jobs between February of 2024 and February of 2025.

According to the DOL, the Oil and Gas sector had the largest growth rate in new jobs of 7.5% through February 2025 compared to the prior year, up 600 direct jobs. The Construction sector added 1,000 positions for a year-over-year growth rate of 6.1% in February of 2025. The larger Health Care sector grew by 1,400 jobs for an annual growth rate of 3.4%. Transportation, Warehousing and Utilities added 1,100 jobs for a 5% growth rate. Leisure and Hospitality increased 500 jobs year-over-year through February of 2025, up 1.6%.

The Government sector grew by 600 jobs for 0.7% growth, adding 100 Federal jobs, and 500 State positions in Alaska over the same period. Declining sectors between February 2024 and February 2025 were Manufacturing (primarily seafood processing) shrinking 500 positions (-4.4%), Financial Activities, down 100 jobs (-0.9%), and Retail lost 100 jobs (-0.3%).

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Alaska’s seasonally adjusted personal income was $56.5 billion in the fourth quarter of 2024 according to the Federal Bureau of Economic Analysis (“BEA”). This was an annualized improvement in the fourth quarter of 4.7% for Alaska, compared to the national average of 4.6%. Alaska enjoyed an annual personal income improvement of 6% in 2024 compared to the U.S. increase of 5.4%, ranking Alaska 6th best in the nation. The $650 million increase in personal income in the fourth quarter in Alaska came from a $446 million increase in net earnings from wages, $154 million growth in government transfer receipts, and a $49 million increase in investment income.

Alaska’s Gross State Product (“GSP”) in 2024, reached $70 billion for the first time according to the BEA. Alaska’s inflation adjusted “real” GSP increased 1.5% in 2024 and 4% annualized in the fourth quarter of 2024, placing Alaska third best of all 50 states for the quarter. The average U.S. GDP growth rate was 2.8% for the year and 2.4% in the fourth quarter of 2024. Alaska’s real GSP improvement in the fourth quarter of 2024 was primarily caused by growth in the Mining, Oil & Gas; Transportation & Warehousing; and to a lesser extent the Health Care sector. Construction played a larger role in the annual state GSP performance.

Based on data from the U.S. Chamber of Commerce, Alaska exported $5.2 billion in goods to foreign countries in 2023. China is the largest importer of Alaska’s products at $1.2 billion, followed by Japan at $710 million and Korea at $702 million in 2023. Fish and related maritime products accounted for the largest volume at $2.1 billion, followed by minerals and ores $1.5 billion, and primary metals at $780 million in 2023. Chief Credit Officer and Bank Economist Mark Edwards stated, “President Trump’s significant changes to international tariffs has created uncertainty in trade markets. At this time, it is unknown how each country will respond. Alaska’s natural resources are highly valued commodities throughout the world. If issues arise with one country, such as China, it is most likely that Alaska’s products will be redirected to other markets like Japan and South Korea or sold domestically in the United States. Canada is the largest long-term investor in Alaska’s mining industry. This involves significant fixed capital investments made over decades that are unlikely to shift dramatically in the short-run."

According to the US Bureau of Labor Statistics, the Consumer Price Index, or CPI, for the U.S. increased 2.8% between February of 2024 and February of 2025. In Alaska, the rate of increase was 2.9% for the same time period. Food and beverage; housing rents and mortgage rates; transportation; and medical care costs are the largest causes for inflation. Declining motor fuel prices, new and used car prices, and household furnishing costs have helped moderate inflationary pressures in Alaska.

The monthly average price of Alaska North Slope (“ANS”) crude oil was $76.39 in January, $74.03 in February and $73.39 in March of 2025. The Alaska Department of Revenue (“DOR”) calculated ANS crude oil production was 461 thousand barrels per day (“bpd”) in Alaska’s fiscal year ending June 30, 2024. Through nine months of the fiscal year 2025, production has averaged slightly above the State of Alaska forecast of 467 thousand bpd. In the Spring 2025 Revenue Forecast published March 12, 2025, the DOR expects production to continue to grow to 663 thousand bpd by fiscal year 2034. This is primarily a result of new production coming on-line in and around the NPR-A region west of Prudhoe Bay. A partnership between Santos and Repsol is constructing the new Pikka oil field and ConocoPhillips is developing the new Willow oil field. There are also a number of smaller new oil fields in Alaska’s North Slope that are contributing to the State of Alaska’s production growth estimates.

The Alaska Permanent Fund is seeded annually by the oil wealth the State continues to save each year and has grown significantly over 40 years of successful investment. As of February 28, 2025 the funds value was $81.35 billion. According to the DOR it is scheduled to contribute $3.7 billion to the Alaska General Fund in fiscal year 2025 for general government spending and to pay the annual dividend to Alaskan residents.

According to the Alaska Multiple Listing Services, the average sales price of a single family home in Anchorage rose 6.2% in 2024 to $510,109, following a 5.2% increase in 2023. This was the seventh consecutive year of price increases.

The average sales price for single family homes in the Matanuska Susitna Borough rose 3.8% in 2024 to $412,859, after increasing 4% in 2023. This continues a trend of average price increases for more than a decade in the region.

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These two markets represent where the vast majority of the residential lending activity for Northrim Bank (the"Bank") occurs.

The Alaska Multiple Listing Services reported a 3.4% increase in the number of units sold in Anchorage when comparing 2024 to 2023. There was virtually no change in the number of homes sold in the Matanuska Susitna Borough, with only four fewer homes sold in 2024 than in 2023 or -0.2%.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the first quarter of 2025, Northrim generated a ROAA of 1.76% and a ROAE of 19.70%, compared to 1.43% and 16.32%, respectively, in the fourth quarter of 2024 and 1.19% and 13.84%, respectively, in the first quarter a year ago.

Net Interest Income/Net Interest Margin

Net interest income increased 1% to $31.3 million in the first quarter of 2025 compared to $30.8 million in the fourth quarter of 2024 and increased 18% compared to $26.4 million in the first quarter of 2024. Interest expense on deposits decreased to $9.9 million in the first quarter of 2025 compared to $10.6 million in the fourth quarter of 2024 and increased compared to $9.2 million in the first quarter of 2024.

NIMTE* was 4.61% in the first quarter of 2025 up from 4.47% in the preceding quarter and 4.22% in the first quarter a year ago. NIMTE* increased 39 basis points in the first quarter of 2025 compared to the first quarter of 2024 primarily due to a favorable change in the mix of earning-assets towards higher loan balances as a percentage of total earning-assets, slightly higher yields on those assets, and a decrease in costs on interest-bearing liabilities. The weighted average interest rate for new loans booked in the first quarter of 2025 was 7.30% compared to 7.23% in the fourth quarter of 2024 and 7.84% in the first quarter a year ago. The yield on the investment portfolio in the first quarter of 2025 increased to 2.97% from 2.84% in the fourth quarter of 2024 and 2.82% in the first quarter of 2024. “We are starting to see some benefit from lower deposit costs that benefit our net interest margin and outweigh the impact of the recent Fed rate cuts on our loan portfolio, which we could continue to see for the next couple of quarters,” said Jed Ballard, Chief Financial Officer. Northrim’s NIMTE* continues to remain above the peer average of 3.23% posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of December 31, 2024.

Provision for Credit Losses

Northrim recorded a benefit to the provision for credit losses of $1.4 million in the first quarter of 2025, which was comprised of a benefit to the provision for credit losses on loans of $1.1 million, a $322,000 benefit to the provision for credit losses on unfunded commitments, and a provision for credit losses on purchased receivables of $46,000. This compares to a provision for credit losses of $1.2 million in the fourth quarter of 2024, and provision for credit losses of $149,000 in the first quarter a year ago.

The benefit to the provision for unfunded commitments in the first quarter of 2025 was primarily due to a decrease in estimated loss rates due to changes in mix that was only partially offset by management's assessment of economic conditions and estimated funding rates. The decrease to the provision for credit losses on loans in the first quarter of 2025 as compared to the prior quarter and the same quarter a year ago was primarily a result of the reclassification

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of $100 million in mortgage loans to loans held for sale, which provided a benefit to the provision of $2.2 million in the Home Mortgage Lending segment for the first quarter of 2025. This benefit was only partially offset by a $1.5 million provision for credit losses in the Home Mortgage Lending segment due to changes in the Company's loss rate regression models for home mortgage loans. Additionally, the Company recorded $1.7 million net benefit for credit losses in the Community Banking segment related to changes in the Company's loss rate regression models for commercial, commercial real estate, and construction loans. These decreases in the provision were only partially offset by increases in estimated loss rates for management's assessment of economic conditions, an increase for higher loan balances in other loan segments, and specific provisions for credit losses in the Specialty Finance segment. These items reduced the overall benefit by $1.3 million. The provision for credit losses related to the Specialty Finance segment of $666,000 in the first quarter of 2025 consisted of a $621,000 provision for credit losses on loans and a $46,000 provision for credit losses on purchased receivables and represents management's estimate of collateral shortfalls for four loans.

Nonperforming loans, net of government guarantees, increased during the quarter to $8.0 million at March 31, 2025, compared to $7.5 million at December 31, 2024, and $5.3 million at March 31, 2024.

The allowance for credit losses on loans was 262% of nonperforming loans, net of government guarantees, at the end of the first quarter of 2025, compared to 292% three months earlier and 333% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $14.2 million, or 31% of total first quarter 2025 revenues, as compared to $13.0 million, or 30% of revenues in the fourth quarter of 2024, and $7.8 million, or 23% of revenues in the first quarter of 2024. The increase in other operating income in the first quarter of 2025 as compared to the preceding quarter and the first quarter of 2024 was primarily the result of increased purchased receivable income due to the Company's acquisition of Sallyport on October 31, 2024. The fair market value of marketable equity securities decreased $50,000 in the first quarter of 2025 compared to a decrease of $364,000 in the prior quarter and an increase of $314,000 in the first quarter of 2024. Additionally, the increase in other operating income in the first quarter of 2025 as compared to the fourth quarter of 2024 was partially offset by a decrease in mortgage banking income due to a lower volume of mortgage activity. See further discussion regarding mortgage activity contained under “Home Mortgage Lending” below.

Other Operating Expenses

Operating expenses were $29.3 million in the first quarter of 2025, compared to $29.4 million in the fourth quarter of 2024, and $23.6 million in the first quarter of 2024. The decrease in other operating expenses in the first quarter of 2025 compared to the fourth quarter of 2024 was primarily due to a decrease in salaries and other personnel expense, including $623,000 in lower mortgage commissions expense due to lower mortgage volume and a decrease in profit share expense. Professional fees decreased in the first quarter of 2025 compared to the fourth quarter of 2024 primarily due to one-time deal costs associated with the acquisition of Sallyport of $1.1 million recorded in the fourth quarter of 2024. These decreases were only partially offset by $600,000 in compensation expense for Sallyport acquisition payments and an increase in other operating expense for a decrease in fair value of loans held for sale of $1.2 million as a result of reclassifying the consumer mortgages discussed above. The increase in other operating expenses in the first quarter of 2025 compared to the first quarter a year ago was primarily due to an increase in salaries and other personnel expense, the increase in compensation expense for Sallyport acquisition payments, the increase in other operating expense for the decrease in fair value of loans held for sale, as well as an increase in other real estate owned, or OREO, expense due to a gain on sale recorded in the first quarter of 2024 for proceeds received related to a government guarantee on an OREO property in prior years. Total other operating expense increased $2.7 million in the Specialty Finance segment in the first quarter of 2025 compared to the first quarter of 2024 from the addition of Sallyport on October 31, 2024.

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Income Tax Provision

In the first quarter of 2025, Northrim recorded $4.3 million in state and federal income tax expense for an effective tax rate of 24.2%, compared to $2.4 million, or 17.8% in the fourth quarter of 2024 and $2.3 million, or 21.9% in the first quarter a year ago. The increase in the tax rate in the first quarter of 2025 as compared to the fourth and first quarters of 2024 is primarily the result of a decrease in tax credits and tax exempt interest income as a percentage of pre-tax income in 2025 as compared to 2024.

Community Banking

Northrim is committed to meeting the needs of the diverse communities in which it operates. As a testament to that support, the Bank has branches in four regions of Alaska identified by the Federal Reserve as 'distressed or underserved non-metropolitan middle-income geographies'.

Net interest income in the Community Banking segment totaled $28.2 million in the first quarter of 2025, compared to $27.6 million in the fourth quarter of 2024 and $24.2 million in the first quarter of 2024. Net interest income increased slightly in the first quarter of 2025 as compared to the fourth quarter of 2024 mostly due to lower interest expense on deposits and borrowings and higher interest income on loans. These increases were only partially offset by lower interest income on investments.

Other operating expenses in the Community Banking segment totaled $18.6 million in the first quarter of 2025, down $535,000 or 3% from $19.1 million in the fourth quarter of 2024, and up $1.4 million or 8% from $17.2 million in the first quarter a year ago. The decrease in the first quarter of 2025 as compared to the prior quarter was mostly due to decreases in salaries and other personnel expense, marketing expense, and professional and outside services expense. The increase in the first quarter of 2025 as compared to the first quarter a year ago was primarily due to an increase in OREO expense due to a gain on sale recorded in the first quarter of 2024 for proceeds received related to a government guarantee on an OREO property sold in prior years, as well as increases in data processing expense, insurance expense, salaries and other personnel expense, and marketing expense.

The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Net interest income	$28,151	$27,643	$25,928	$24,318	$24,215
(Benefit) provision for credit losses	(1,768)	771	1,492	(184)	197
Other operating income	2,703	2,535	3,507	2,450	2,468
Other operating expense	18,581	19,116	18,723	18,068	17,178
Income before provision for income taxes	14,041	10,291	9,220	8,884	9,308
Provision for income taxes	3,253	1,474	2,133	1,786	1,966
Net income	$10,788	$8,817	$7,087	$7,098	$7,342
Weighted average shares outstanding, diluted	5,608,102	5,597,889	5,583,055	5,558,580	5,554,930
Diluted earnings per share attributable to Community Banking	$1.93	$1.58	$1.26	$1.27	$1.32

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Home Mortgage Lending

During the first quarter of 2025, mortgage loans funded for sale were $108.5 million, compared to $162.5 million in the fourth quarter of 2024, and $84.3 million in the first quarter of 2024.

During the first quarter of 2025, the Bank purchased loans of $13.1 million from its subsidiary, Residential Mortgage. of which approximately half were jumbos, one-quarter were mortgages for second homes, and one-quarter were adjustable rate mortgages, with a weighted average interest rate of 6.39%, as compared to $23.4 million and 6.30% in the fourth quarter of 2024, and $17.4 million and 6.65% in the first quarter of 2024. Net interest income contributed $3.0 million to total Home Mortgage Lending revenue in the first quarter of 2025, down from $3.3 million in the prior quarter, and up from $2.2 million in the first quarter a year ago.

The income statement impact from the reclassification of the consumer mortgages was a decrease in provision for credit losses of $2.2 million and a $1.2 million decrease in the fair value of mortgages.

The Arizona, Colorado, and Pacific Northwest mortgage expansion markets were responsible for 20% of Residential Mortgage's $122 million total production in the first quarter of 2025, 19% of $186 million total production in the fourth quarter of 2024, and 19% of $102 million total production in the first quarter of 2024.

The net change in fair value of mortgage servicing rights decreased mortgage banking income by $855,000 during the first quarter of 2025 compared to an increase of $873,000 for the fourth quarter of 2024 and a decrease of $25,000 for the first quarter of 2024. Mortgage servicing revenue decreased to $2.7 million in the first quarter of 2025 from $2.8 million in the prior quarter and increased from $1.6 million in the first quarter of 2024 due to an increase in production of Alaska Housing Finance Corporation (AHFC) mortgages, which contribute to servicing revenues at origination. In the first quarter of 2025, the Company's servicing portfolio increased $24.0 million compared to a $294.1 million increase in the fourth quarter of 2024, which included the purchase of the AHFC servicing portfolio of $235.6 million, and an increase of $15.5 million in the first quarter of 2024.

As of March 31, 2025, Northrim serviced 6,391 loans in its $1.48 billion home-mortgage-servicing portfolio, a 2% increase compared to the $1.46 billion serviced as of the end of the fourth quarter of 2024, and a 40% increase from the $1.06 billion serviced a year ago.

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The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Mortgage commitments	$68,258	$32,299	$77,591	$88,006	$56,208

Mortgage loans funded for sale	$108,499	$162,530	$209,960	$152,339	$84,324
Mortgage loans funded for investment	13,061	23,380	38,087	29,175	17,403
Total mortgage loans funded	$121,560	$185,910	$248,047	$181,514	$101,727
Mortgage loan refinances to total fundings	11%	11%	6%	6%	4%
Mortgage loans serviced for others	$1,484,714	$1,460,720	$1,166,585	$1,101,800	$1,060,007

Net realized gains on mortgage loans sold	$2,740	$3,747	$5,079	$3,188	$1,980
Change in fair value of mortgage loan commitments, net	660	(665)	60	391	386
Total production revenue	3,400	3,082	5,139	3,579	2,366
Mortgage servicing revenue	2,696	2,847	2,583	2,164	1,561
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(322)	1,372	(566)	239	289
Other[2]	(533)	(499)	(402)	(320)	(314)
Total mortgage servicing revenue, net	1,841	3,720	1,615	2,083	1,536
Other mortgage banking revenue	170	238	293	222	129
Total mortgage banking income	$5,411	$7,040	$7,047	$5,884	$4,031

Net interest income	$3,046	$3,280	$2,941	$2,775	$2,232
Provision (benefit) for credit losses	(307)	305	571	64	(48)
Mortgage banking income	5,411	7,040	7,047	5,884	4,031
Other operating expense	7,650	7,198	7,643	6,697	6,086
Income (loss) before provision for income taxes	1,114	2,817	1,774	1,898	225
Provision (benefit) for income taxes	310	842	497	532	63
Net income (loss)	$804	$1,975	$1,277	$1,366	$162

Weighted average shares outstanding, diluted	5,608,102	5,597,889	5,583,055	5,558,580	5,554,930
Diluted earnings per share attributable to Home Mortgage Lending	$0.14	$0.35	$0.23	$0.25	$0.03
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

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Specialty Finance
The Company’s Specialty Finance segment includes Northrim Funding Services and Sallyport Commercial Finance. Northrim Funding Services is a division of the Bank and has offered factoring solutions to small businesses since 2004. Sallyport is a leading provider of factoring, asset-based lending and alternative working capital solutions to small and medium sized enterprises in the United States, Canada, and the United Kingdom that the Company acquired on October 31, 2024 in an all cash transaction valued at approximately $53.9 million. The composition of revenues for the Specialty Finance segment are primarily purchased receivable income, but also includes interest income and other fee income.

The acquisition of Sallyport included $1.1 million in one-time deal related costs which are reflected in other operating expenses for the fourth quarter of 2024 in the tables below. Total pre-tax income for Sallyport for the first quarter of 2025 was $1.3 million compared to $945,000 for the two months of operations in the fourth quarter of 2024, excluding transaction costs.

Average purchased receivables and loan balances at Sallyport were $59.9 million for the first quarter of 2025, and yielded 35.8%. This included the recognition of $899,000 in fee income collected during the quarter related to two nonperforming receivables that was previously deferred and the collection of a $350,000 line termination fee. The yield excluding these items for the first quarter of 2025 was 27.4%.

The following table provides highlights of the Specialty Finance segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Purchased receivable income	$6,150	$3,526	$1,033	$1,243	$1,345
Other operating income	(64)	(68)	—	—	—
Interest income	596	407	158	170	212
Total revenue	6,682	3,865	1,191	1,413	1,557
Provision for credit losses	666	125	—	—	—
Compensation expense - SCF acquisition payments	600	—	—	—	—
Other operating expense	2,500	3,063	362	429	374
Interest expense	496	489	185	210	212
Total expense	4,262	3,677	547	639	586
Income before provision for income taxes	2,420	188	644	774	971
Provision for income taxes	688	53	183	218	276
Net income Specialty Finance segment	$1,732	$135	$461	$556	$695
Weighted average shares outstanding, diluted	5,608,102	5,597,889	5,583,055	5,558,580	5,554,930
Diluted earnings per share attributable to Specialty Finance	$0.31	$0.02	$0.08	$0.10	$0.13

Balance Sheet Review

Northrim’s total assets were $3.14 billion at March 31, 2025, up 3% from the preceding quarter and up 14% from a year ago. Northrim’s loan-to-deposit ratio was 76% at March 31, 2025, down from 79% at December 31, 2024, and up from 74% at March 31, 2024.

At March 31, 2025, our liquid assets, investments, and loans maturing within one year were $1.11 billion and our funds available for borrowing under our existing lines of credit were $571.7 million. Given these sources of liquidity and our expectations for customer demands for cash and for our operating cash needs, we believe our sources of liquidity to be sufficient for the foreseeable future.

Average interest-earning assets were $2.78 billion in the first quarter of 2025, down slightly from $2.79 billion in the fourth quarter of 2024 and up 9% from $2.56 billion in the first quarter a year ago. The average yield on

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interest-earning assets was 6.10% in the first quarter of 2025, up slightly from 6.02% in the preceding quarter and up from 5.69% in the first quarter a year ago.

Average investment securities decreased to $523.8 million in the first quarter of 2025, compared to $565.8 million in the fourth quarter of 2024 and $670.9 million in the first quarter a year ago. The average net tax equivalent yield on the securities portfolio was 2.97% for the first quarter of 2025, up from 2.84% in the preceding quarter and up from 2.82% in the year ago quarter. The average estimated duration of the investment portfolio at March 31, 2025, was approximately 2.4 years compared to approximately 2.7 years at March 31, 2024. As of March 31, 2025, $70.0 million of available for sale securities with a weighted average yield of 2.25% are scheduled to mature in the next six months, $80.7 million with a weighted average yield of 1.16% are scheduled to mature in six months to one year, and $168.6 million with a weighted average yield of 1.67% are scheduled to mature in the following year, representing a total of $319.4 million or 11% of earning assets that are scheduled to mature in the next 24 months.

Total unrealized losses, net of tax, on available for sale securities decreased by $2.8 million in the first quarter of 2025 resulting in total unrealized loss, net of tax, of $5.5 million compared to $8.3 million at December 31, 2024, and $17.2 million a year ago. The average maturity of the available for sale securities with the majority of the unrealized loss is 1.3 years. Total unrealized losses on held to maturity securities were $1.1 million at March 31, 2025, compared to $1.0 million at December 31, 2024, and $3.4 million a year ago.

Average interest bearing deposits in other banks decreased to $38.0 million in the first quarter of 2025 from $72.2 million in the fourth quarter of 2024 and decreased from $61.6 million in the first quarter of 2024, as cash was used to fund the loan growth and provide liquidity.

Loans held for sale increased to $159.6 million at March 31, 2025, compared to $60.0 million at December 31, 2024, and $43.8 million a year ago, largely due to the reclassification of $100 million consumer mortgage loans from portfolio loans in the first quarter of 2025. Management expects to sell these loans with servicing retained which will result in an increase to mortgage servicing rights when the sale closes in the second quarter of 2025.

Portfolio loans were $2.12 billion at March 31, 2025, consistent with the preceding quarter and up 17% from a year ago. Portfolio loans, excluding consumer mortgage loans, were $1.94 billion at March 31, 2025, up $77.4 million or 4% from the preceding quarter and up 22% from a year ago. This increase in the first quarter of 2025 was diversified throughout the loan portfolio including nonowner-occupied commercial real estate and multi-family loans increasing by $70.8 million, commercial loans increasing by $55.4 million, and commercial real estate owner-occupied loans increasing $10.4 million from the preceding quarter. These increases were partially offset by a $57.9 million decrease in construction loans. Average portfolio loans in the first quarter of 2025 were $2.17 billion, which was up 5% from the preceding quarter and up 21% from a year ago. Yields on average portfolio loans in the first quarter of 2025 decreased to 6.89% from 6.93% in the fourth quarter and increased from 6.75% in the first quarter of 2024. The decrease in the yield on portfolio loans in the first quarter of 2025 compared to the fourth quarter of 2024 is primarily due to a change in the mix of loans as construction loans decreased and commercial real estate loans increased as a percentage of the overall portfolio. The yield on new portfolio loans, excluding consumer mortgage loans, was 7.43% in the first quarter of 2025 as compared to 7.40% in the fourth quarter of 2024 and 8.39% in the first quarter of 2024.

Northrim's loans and credit lines are subject to approval procedures and amount limitations. These limitations apply to the borrower's total outstanding indebtedness and commitments to us, including the indebtedness of any guarantor. Generally, Northrim is permitted to make loans to one borrower of up to 15% of the unimpaired capital and surplus of the Bank. The legal lending limit was $37.6 million at March 31, 2025. At March 31, 2025, Northrim had 23 relationships totaling $520.2 million in portfolio loans whose total direct and indirect commitments were greater than 50% of the legal lending limit.

Alaskans continue to account for substantially all of Northrim’s deposit base. Total deposits were $2.78 billion at March 31, 2025, up 4% from $2.68 billion at December 31, 2024, and up 14% from $2.43 billion a year ago. “The increase in deposits in the first quarter of 2025 was not consistent with our customers' normal business cycles as we

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normally see decreases in balances during the first quarter, however deposits from new relationships in the quarter were more than able to offset our normal seasonal deposit movement,” said Ballard. At March 31, 2025, 74% of total deposits were held in business accounts and 26% of deposit balances were held in consumer accounts. Northrim had approximately 34,000 deposit customers with an average balance of $61,000 as of March 31, 2025. Northrim had 27 customers with balances over $10 million as of March 31, 2025, which accounted for $694.7 million, or 26%, of total deposits. Demand deposits increased by 5% from the prior quarter and increased 4% from the prior year to $742.6 million at March 31, 2025. Demand deposits remained consistent at 27% of total deposits at both March 31, 2025 and December 31, 2024 and were down from 29% of total deposits at March 31, 2024. Average interest-bearing deposits were up 2% to $2.00 billion with an average cost of 2.01% in the first quarter of 2025, compared to $1.95 billion and an average cost of 2.15% in the fourth quarter of 2024, and up 16% compared to $1.73 billion and an average cost of 2.13% in the first quarter of 2024. Uninsured deposits totaled $1.04 billion or 37% of total deposits as of March 31, 2025 compared to $1.08 billion or 40% of total deposits as of December 31, 2024.

Shareholders’ equity was $279.8 million, or $50.67 book value per share, at March 31, 2025, compared to $267.1 million, or $48.41 book value per share, at December 31, 2024 and $239.3 million, or $43.52 book value per share, a year ago. Tangible book value per share* was $41.47 at March 31, 2025, compared to $39.17 at December 31, 2024, and $40.61 per share a year ago. The increase in shareholders’ equity in the first quarter of 2025 as compared to the fourth quarter of 2024 was largely the result of earnings of $13.3 million and an increase in the fair value of the available for sale securities portfolio, which increased $5.5 million, net of tax, which were only partially offset by dividends paid of $3.6 million. The Company did not repurchase any shares of common stock in the first quarter of 2025 and currently has no plans to continue to repurchase shares. Tangible common equity to tangible assets* was 7.41% as of March 31, 2025, compared to 7.23% as of December 31, 2024 and 8.14% as of March 31, 2024. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 9.76% at March 31, 2025, compared to 9.76% at December 31, 2024, and 11.55% at March 31, 2024.

Asset Quality

Northrim believes it has a consistent lending approach throughout economic cycles, which emphasizes appropriate loan-to-value ratios, adequate debt coverage ratios, and competent management.

Nonperforming assets (“NPAs”) net of government guarantees were $12.3 million at March 31, 2025, up from $11.6 million at December 31, 2024 and $5.4 million a year ago. Of the NPAs at March 31, 2025, $4.5 million are attributable to the Community Banking segment and $7.6 million are attributable to the Specialty Finance segment.

Net adversely classified loans were $20.4 million at March 31, 2025, as compared to $9.6 million at December 31, 2024, and $7.2 million a year ago. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. The increase in adversely classified loans, net of government guarantees, at March 31, 2025 as compared to the prior quarter and prior year is mostly attributable to two commercial relationships totaling $9.4 million. Net loan recoveries were $34,000 in the first quarter of 2025, compared to net loan recoveries of $51,000 in the fourth quarter of 2024, and net loan recoveries of $42,000 in the first quarter of 2024. Additionally, Northrim had three new loan modifications to borrowers experiencing financial difficulty totaling $813,000, for a total of 14 totaling $3.8 million, net of government guarantees in the first quarter of 2025.

Northrim had $140.7 million, or 7% of portfolio loans, in the Healthcare sector, $122.5 million, or 6% of portfolio loans, in the Tourism sector, $110.9 million, or 5% of portfolio loans, in the Accommodations sector, $91.2 million, or 4% of portfolio loans, in the Retail sector, $85.7 million, or 4% of portfolio loans, in the Aviation (non-tourism) sector, $75.5 million, or 4% of portfolio loans, in the Fishing sector, and $60.2 million, or 3% in the Restaurants and Breweries sector as of March 31, 2025.

Northrim estimates that $106.3 million, or approximately 5% of portfolio loans, had direct exposure to the oil and gas industry in Alaska, as of March 31, 2025, and $1.5 million of these loans are adversely classified. As of March 31, 2025, Northrim has an additional $32.6 million in unfunded commitments to companies with direct

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exposure to the oil and gas industry in Alaska, and no unfunded commitments on adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 20 branches throughout the state and differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. The Bank has two wholly-owned subsidiaries, Sallyport Commercial Finance, LLC, a specialty finance company and Residential Mortgage Holding Company, LLC, a regional home mortgage company. Pacific Wealth Advisors, LLC is an affiliated company.

www.northrim.com

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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include: descriptions of Northrim’s and Sallyport’s financial condition, results of operations, asset based lending volumes, asset and credit quality trends and profitability and statements about the expected financial benefits and other effects of the acquisition of Sallyport by Northrim Bank; expected cost savings, synergies and other financial benefits from the acquisition of Sallyport by Northrim Bank might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; the ability of Northrim and Sallyport to execute their respective business plans; potential further increases in interest rates; the value of securities held in our investment portfolio; the impact of the results of government initiatives, including tariffs, on the regulatory landscape, natural resource extraction industries, and capital markets; the impact of declines in the value of commercial and residential real estate markets, high unemployment rates, inflationary pressures and slowdowns in economic growth; changes in banking regulation or actions by bank regulators; potential further increases in inflation, supply-chain constraints, and potential geopolitical instability, including the wars in Ukraine and the Middle East; financial stress on borrowers (consumers and businesses) as a result of higher rates or an uncertain economic environment; the general condition of, and changes in, the Alaska economy; our ability to maintain or expand our market share or net interest margin; the sufficiency of our allowance for credit losses and the accuracy of the assumptions or estimates used in preparing our financial statements, including those related to current expected credit losses accounting guidance; our ability to maintain asset quality; our ability to implement our marketing and growth strategies; our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking,” and identity theft; disease outbreaks; and our ability to execute our business plan. Further, actual results may be affected by competition on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and from time to time are disclosed in our other filings with the Securities and Exchange Commission. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

www.mba.org

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://www.akleg.gov/basis/Bill/Text/34?Hsid=HJR011C

https://www.uschamber.com/assets/static/maps/international-trade/AK_Chamber_2024.pdf

https://tax.alaska.gov/programs/programs/reports/RSB.aspx?Year=2025&Type=Spring

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,	December 31,	March 31,
	2025	2024	2024
Interest Income:
Interest and fees on loans	$37,470	$37,059	$30,450
Interest on portfolio investments	3,675	3,844	4,520
Interest on deposits in banks	416	883	838
Total interest income	41,561	41,786	35,808
Interest Expense:
Interest expense on deposits	9,935	10,568	9,180
Interest expense on borrowings	329	377	181
Total interest expense	10,264	10,945	9,361
Net interest income	31,297	30,841	26,447

(Benefit) provision for credit losses	(1,409)	1,201	149
Net interest income after provision for credit losses	32,706	29,640	26,298

Other Operating Income:
Purchased receivable income	6,150	3,526	1,345
Mortgage banking income	5,411	7,040	4,031
Bankcard fees	1,074	1,148	917
Service charges on deposit accounts	677	622	549
Unrealized gain (loss) on marketable equity securities	(50)	(364)	314
Other income	938	949	688
Total other operating income	14,200	13,033	7,844

Other Operating Expense:
Salaries and other personnel expense	17,223	18,254	15,417
Data processing expense	3,104	3,108	2,659
Occupancy expense	1,889	1,893	1,962
Professional and outside services	1,115	1,967	755
Insurance expense	1,017	894	779
Marketing expense	672	965	513
Compensation expense - SCF acquisition payments	600	—	—
OREO expense, net rental income and gains on sale	3	2	(391)
Other operating expense	3,708	2,294	1,944
Total other operating expense	29,331	29,377	23,638

Income before provision for income taxes	17,575	13,296	10,504
Provision for income taxes	4,251	2,369	2,305
Net income	$13,324	$10,927	$8,199

Basic EPS	$2.41	$1.99	$1.49
Diluted EPS	$2.38	$1.95	$1.48
Weighted average shares outstanding, basic	5,519,998	5,509,078	5,499,578
Weighted average shares outstanding, diluted	5,608,102	5,597,889	5,554,930

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Balance Sheet
(Dollars in thousands)
(Unaudited)	March 31,	December 31,	March 31,
	2025	2024	2024

Assets:
Cash and due from banks	$29,671	$42,101	$30,159
Interest bearing deposits in other banks	35,852	20,635	50,205
Investment securities available for sale, at fair value	463,096	478,617	592,479
Investment securities held to maturity	36,750	36,750	36,750
Marketable equity securities, at fair value	8,669	8,719	13,467
Investment in Federal Home Loan Bank stock	5,342	5,331	3,236
Loans held for sale	159,603	59,957	43,818

Portfolio loans	2,124,330	2,129,263	1,811,135
Allowance for credit losses, loans	(20,922)	(22,020)	(17,533)
Net portfolio loans	2,103,408	2,107,243	1,793,602
Purchased receivables, net	95,489	74,078	37,698
Mortgage servicing rights, at fair value	26,814	26,439	20,055
Other real estate owned, net	—	—	—
Premises and equipment, net	37,070	37,757	40,836
Lease right of use asset	7,632	7,455	8,867
Goodwill and intangible assets	50,824	50,968	15,967
Other assets	80,740	85,819	72,421
Total assets	$3,140,960	$3,041,869	$2,759,560

Liabilities:
Demand deposits	$742,560	$706,225	$714,244
Interest-bearing demand	1,187,465	1,108,404	889,581
Savings deposits	256,650	250,900	246,902
Money market deposits	193,842	196,290	209,785
Time deposits	397,460	418,370	373,571
Total deposits	2,777,977	2,680,189	2,434,083
Other borrowings	13,136	23,045	13,569
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	7,682	7,487	8,884
Other liabilities	52,099	53,722	53,387
Total liabilities	2,861,204	2,774,753	2,520,233

Shareholders’ Equity:
Total shareholders’ equity	279,756	267,116	239,327
Total liabilities and shareholders’ equity	$3,140,960	$3,041,869	$2,759,560

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	March 31, 2025		December 31, 2024		September 30, 2024		June 30, 2024		March 31, 2024
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$573,593	27%	$518,148	24%	$492,414	24%	$495,781	26%	$475,220	26%
Commercial real estate:
Owner occupied properties	430,442	20%	420,060	20%	412,827	20%	383,832	20%	372,507	20%
Nonowner occupied and
multifamily properties	690,277	32%	619,431	29%	584,302	31%	551,130	30%	529,904	30%
Residential real estate:
1-4 family properties
secured by first liens	188,219	9%	270,535	13%	248,514	12%	222,026	12%	218,552	12%
1-4 family properties
secured by junior liens &
revolving secured by first liens	53,836	3%	48,857	2%	45,262	2%	41,258	2%	35,460	2%
1-4 family construction	34,017	2%	39,789	2%	39,794	2%	29,510	2%	27,751	2%
Construction loans	156,211	7%	214,068	10%	185,362	9%	154,009	8%	153,537	8%
Consumer loans	7,424	—%	7,562	—%	7,836	—%	6,679	—%	6,444	—%
Subtotal	2,134,019		2,138,450		2,016,311		1,884,225		1,819,375
Unearned loan fees, net	(9,689)		(9,187)		(8,746)		(8,318)		(8,240)
Total portfolio loans	$2,124,330		$2,129,263		$2,007,565		$1,875,907		$1,811,135

Composition of Deposits
	March 31, 2025		December 31, 2024		September 30, 2024		June 30, 2024		March 31, 2024
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$742,560	27%	$706,225	27%	$763,595	29%	$704,471	29%	$714,244	29%
Interest-bearing demand	1,187,465	43%	1,108,404	41%	979,238	37%	906,010	36%	889,581	37%
Savings deposits	256,650	9%	250,900	9%	245,043	9%	238,156	10%	246,902	10%
Money market deposits	193,842	7%	196,290	7%	204,821	8%	195,159	8%	209,785	9%
Time deposits	397,460	14%	418,370	16%	435,870	17%	420,010	17%	373,571	15%
Total deposits	$2,777,977		$2,680,189		$2,628,567		$2,463,806		$2,434,083

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	March 31,	December 31,	March 31,
	2025	2024	2024
Nonaccrual loans - Community Banking	$4,274	$4,337	$4,472
Nonaccrual loans - Home Mortgage Lending	221	233	263
Nonaccrual loans - Specialty Finance	3,573	2,946	525
Nonaccrual loans - Total	8,068	7,516	5,260
Loans 90 days past due and accruing - Community Banking	—	17	—
Loans 90 days past due and accruing - Total	—	17	—
Total nonperforming loans - Community Banking	4,274	4,354	4,472
Total nonperforming loans - Home Mortgage Lending	221	233	263
Total nonperforming loans - Specialty Finance	3,573	2,946	525
Total nonperforming loans - Total	8,068	7,533	5,260
Nonperforming loans guaranteed by gov't - Community Banking	80	—	—
Nonperforming loans guaranteed by gov't - Total	80	—	—
Net nonperforming loans - Community Banking	4,194	4,354	4,472
Net nonperforming loans - Home Mortgage Lending	221	233	263
Net nonperforming loans - Specialty Finance	3,573	2,946	525
Net nonperforming loans - Total	7,988	7,533	5,260

Repossessed assets - Community Banking	297	297	—
Repossessed assets - Total	297	297	—

Nonperforming purchased receivables - Specialty Finance	4,007	3,768	183

Net nonperforming assets - Community Banking	4,491	4,651	4,472
Net nonperforming assets - Home Mortgage Lending	221	233	263
Net nonperforming assets - Specialty Finance	7,580	6,714	708
Net nonperforming assets - Total	$12,292	$11,598	$5,443

Adversely classified loans, net of gov't guarantees - Community Banking	$16,592	$6,332	$6,374
Adversely classified loans, net of gov't guarantees - Home Mortgage Lending	252	358	307
Adversely classified loans, net of gov't guarantees - Specialty Finance	3,573	2,946	525
Adversely classified loans, net of gov't guarantees - Total	$20,417	$9,636	$7,206

Special mention loans, net of gov't guarantees - Community Banking	$14,496	$19,769	$9,976
Special mention loans, net of gov't guarantees - Home Mortgage Lending	637	—	—
Special mention loans, net of gov't guarantees - Total	$15,133	$19,769	$9,976

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Asset Quality, Continued	March 31,	December 31,	March 31,
	2025	2024	2024
Nonperforming loans, net of government guarantees / portfolio loans	0.38%	0.35%	0.29%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.40%	0.38%	0.31%
Nonperforming assets, net of government guarantees / total assets	0.39%	0.38%	0.20%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.41%	0.40%	0.20%

Loans 30-89 days past due and accruing, net of government guarantees /		%
portfolio loans	0.04%	0.11%	0.03%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.04%	0.11%	0.04%

Allowance for credit losses for loans / portfolio loans	0.98%	1.03%	0.97%
Allowance for credit losses for loans / portfolio loans, net of gov't guarantees	1.06%	1.10%	1.03%
Allowance for credit losses for loans / nonperforming loans, net of
government guarantees	262%	292%	333%

Gross loan charge-offs for the quarter - Community Banking	$50	$44	$25
Gross loan charge-offs for the quarter - Specialty Finance	—	105	—
Gross loan charge-offs for the quarter - Total	50	149	25

Gross loan recoveries for the quarter - Community Banking	(84)	(200)	(67)
Gross loan recoveries for the quarter - Home Mortgage Lending	—	—	—
Gross loan recoveries for the quarter - Specialty Finance	—	—	—
Gross loan recoveries for the quarter - Total	($84)	($200)	($67)

Net loan (recoveries) charge-offs for the quarter - Community Banking	($34)	($156)	($42)
Net loan (recoveries) charge-offs for the quarter - Specialty Finance	—	105	—
Net loan (recoveries) charge-offs for the quarter - Total	($34)	($51)	($42)

Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	—%	—%	—%

Allowance for credit losses for purchased receivables / purchased receivables	3.72%	4.69%	—%

Net purchased receivable charge-offs (recoveries) for the quarter	$—	$—	$—

Northrim BanCorp Earns $13.3 Million, or $2.38 per Diluted Share in 1Q25
April 23, 2025
19 of 22

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	March 31, 2025		December 31, 2024		March 31, 2024
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$37,969	4.44%	$72,212	4.72%	$61,561	5.38%
Portfolio investments	523,753	2.97%	565,785	2.84%	670,937	2.82%
Loans held for sale	46,223	5.86%	83,304	5.97%	32,635	6.13%
Portfolio loans	2,173,425	6.89%	2,066,216	6.93%	1,793,425	6.75%
Total interest-earning assets	2,781,370	6.10%	2,787,517	6.02%	2,558,558	5.69%
Nonearning assets	293,415		251,364		201,137
Total assets	$3,074,785		$3,038,881		$2,759,695

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$2,002,594	2.01%	$1,954,495	2.15%	$1,731,923	2.13%
Borrowings	37,081	3.55%	29,251	3.95%	23,944	2.95%
Total interest-bearing liabilities	2,039,675	2.04%	1,983,746	2.18%	1,755,867	2.14%

Noninterest-bearing demand deposits	697,534		738,911		705,134
Other liabilities	63,348		49,815		60,407
Shareholders’ equity	274,228		266,409		238,287
Total liabilities and shareholders’ equity	$3,074,785		$3,038,881		$2,759,695
Net spread		4.06%		3.84%		3.55%
NIM		4.55%		4.41%		4.16%
NIMTE*		4.61%		4.47%		4.22%
Cost of funds		1.52%		1.59%		1.53%
Average portfolio loans to average
interest-earning assets	78.14%		74.12%		70.10%
Average portfolio loans to average total deposits	80.49%		76.71%		73.59%
Average non-interest deposits to average
total deposits	25.83%		27.43%		28.93%
Average interest-earning assets to average
interest-bearing liabilities	136.36%		140.52%		145.71%

Northrim BanCorp Earns $13.3 Million, or $2.38 per Diluted Share in 1Q25
April 23, 2025
20 of 22

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	March 31, 2025	December 31, 2024	March 31, 2024
Book value per share	$50.67	$48.41	$43.52
Tangible book value per share*	$41.47	$39.17	$40.61
Total shareholders’ equity/total assets	8.91%	8.78%	8.67%
Tangible Common Equity/Tangible Assets*	7.41%	7.23%	8.14%
Tier 1 Capital / Risk Adjusted Assets	9.76%	9.76%	11.55%
Total Capital / Risk Adjusted Assets	10.62%	10.94%	12.47%
Tier 1 Capital / Average Assets	8.02%	7.68%	9.01%
Shares outstanding	5,520,892	5,518,210	5,499,578
Total unrealized loss on AFS debt securities, net of income taxes	($5,452)	($8,295)	($17,205)
Total unrealized gain on derivatives and hedging activities, net of income taxes	$1,097	$1,272	$1,172

Profitability Ratios
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
For the quarter:
NIM	4.55%	4.41%	4.29%	4.24%	4.16%
NIMTE*	4.61%	4.47%	4.35%	4.30%	4.22%
Efficiency ratio	64.47%	66.96%	66.11%	68.78%	68.93%
Return on average assets	1.76%	1.43%	1.22%	1.31%	1.19%
Return on average equity	19.70%	16.32%	13.69%	14.84%	13.84%

Northrim BanCorp Earns $13.3 Million, or $2.38 per Diluted Share in 1Q25
April 23, 2025
21 of 22

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis (“NIMTE”) is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2025 and 2024. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin for the periods indicated.

	Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Net interest income	$31,297	$30,841	$28,842	$27,053	$26,447
Divided by average interest-bearing assets	2,781,370	2,787,517	2,674,291	2,568,266	2,558,558
Net interest margin (“NIM”)[2]	4.55%	4.41%	4.29%	4.24%	4.16%

Net interest income	$31,297	$30,841	$28,842	$27,053	$26,447
Plus: reduction in tax expense related to
tax-exempt interest income	379	379	385	378	379
	$31,676	$31,220	$29,227	$27,431	$26,826
Divided by average interest-bearing assets	2,781,370	2,787,517	2,674,291	2,568,266	2,558,558
NIMTE[2]	4.61%	4.47%	4.35%	4.30%	4.22%

2Calculated using actual days in the quarter divided by 365 for the quarters ended in 2025 and 366 for the quarters ended in 2024, respectively.

Northrim BanCorp Earns $13.3 Million, or $2.38 per Diluted Share in 1Q25
April 23, 2025
22 of 22

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value Per Share

Tangible book value per share is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share for the periods indicated.

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Total shareholders’ equity	$279,756	$267,116	$260,050	$247,200	$239,327
Divided by shares outstanding	5,521	5,518	5,502	5,502	5,500
Book value per share	$50.68	$48.41	$47.26	$44.93	$43.52

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Total shareholders’ equity	$279,756	$267,116	$260,050	$247,200	$239,327
Less: goodwill and intangible assets	50,824	50,968	15,967	15,967	15,967
	$228,932	$216,148	$244,083	$231,233	$223,360
Divided by shares outstanding	5,521	5,518	5,502	5,502	5,500
Tangible book value per share	$41.47	$39.17	$44.36	$42.03	$40.61

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders’ equity to total assets is calculated by dividing total shareholders’ equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders’ equity to total assets for the periods indicated.

Northrim BanCorp, Inc.	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Total shareholders’ equity	$279,756	$267,116	$260,050	$247,200	$239,327
Total assets	3,140,960	3,041,869	2,963,392	2,821,668	2,759,560
Total shareholders’ equity to total assets	8.91%	8.78%	8.78%	8.76%	8.67%

Northrim BanCorp, Inc.	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Total shareholders’ equity	$279,756	$267,116	$260,050	$247,200	$239,327
Less: goodwill and other intangible assets, net	50,824	50,968	15,967	15,967	15,967
Tangible common shareholders’ equity	$228,932	$216,148	$244,083	$231,233	$223,360

Total assets	$3,140,960	$3,041,869	$2,963,392	$2,821,668	$2,759,560
Less: goodwill and other intangible assets, net	50,824	50,968	15,967	15,967	15,967
Tangible assets	$3,090,136	$2,990,901	$2,947,425	$2,805,701	$2,743,593
Tangible common equity ratio	7.41%	7.23%	8.28%	8.24%	8.14%

Note Transmitted on GlobeNewswire on April 23, 2025, at 12:15 pm Alaska Standard Time.